SAM SEXTON III, ESQ.

                                                       March 10, 1997

Consolidated Eco-Systems, Inc.
4294 Lakeland, Suite 200
Jackson, Mississippi 39208

          Re:  Registration Statement on Form S-3

Dear Sirs:

     I have acted as counsel to Consolidated Eco-Systems, Inc., a Idaho corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), to register the offering by certain selling stockholders of 5,590,410 shares of Common Stock.

     In this regard, I have reviewed the Certificate of Incorporation of the Company, as amended, resolutions adopted by the Company's Board of Directors, the Registration Statement and such other reports, documents, statutes and decisions as I have deemed relevant in rendering this opinion. Based upon the foregoing, I am of the opinion that:

     Each share of Common Stock included in the Registration Statement has been, or will be when issued as contemplated by the Convertible Equity Debentures (including payment as provided for therein), duly and validly authorized for issuance, fully paid and non-assessable.

     I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this opinion, I do not hereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act of the rules and regulations of the SEC thereunder.

                                       Very truly yours,


                                       /s/ Sam Sexton III

                                       Sam Sexton III, Esq.

KSR/lmf